Exhibit 99.1

Clovis Oncology Announces Second Quarter 2022 Operating Results and Provides Update on Clinical Development Programs

•	First presentation of initial LuMIERE Phase 1 clinical data for FAP-2286 targeted radiotherapy candidate at SNMMI demonstrated a manageable safety profile with preliminary evidence of activity

•	Confirmed partial response in one patient in the lowest (3.7 GBq) dose cohort

•	Recruitment of third of four planned dose cohorts is ongoing

•	Initiation of Phase 2 expansion cohorts in multiple tumor types anticipated in Q4 2022

•	Phase 3 ATHENA trial evaluating Rubraca® (rucaparib) monotherapy versus placebo (ATHENA-MONO) in front-line maintenance treatment of ovarian cancer presented at 2022 ASCO Annual Meeting

•	Simultaneous publication in the Journal of Clinical Oncology (JCO)

•	Presented at Best of ASCO meeting series

•	sNDA and Type II variation planned for submission in Q3 2022

•	Two additional top-line Phase 3 data read-outs for Rubraca expected in next three quarters

•	$32.1M in Rubraca global net product revenues for Q2 2022, down 13% vs Q2 2021 and down 6% vs Q1 2022

•	Reduction in R&D expense of $9.3M or 20% compared to Q2 2021

•	Cash used in operating activities down $23.4 million or 40% in Q2 2022 compared to Q1 2022

•	$94.6M in cash and cash equivalents and $9.8M in available funding under the ATHENA financing at June 30, 2022

BOULDER, Colo., August 8, 2022 – Clovis Oncology, Inc. (NASDAQ:CLVS) reported financial results for the quarter ended June 30, 2022, and provided an update on the Company’s clinical development programs and regulatory and commercial outlook.

“We achieved a key milestone in the second quarter, with the presentations of the first clinical data from the LuMIERE trial of FAP-2286 and from the ongoing imaging-only investigator-initiated study. In addition to seeing the first evidence of safety and clinical activity, these initial results further demonstrate that fibroblast activation protein, or FAP, is a promising theranostic target with expression across many types of solid tumors,” said Patrick J. Mahaffy, President and CEO of Clovis Oncology. “Turning to Rubraca, following the positive results from ATHENA-MONO, we believe Rubraca represents an important new option as a front-line maintenance treatment of ovarian cancer, and we are on track for submissions to the FDA and EMA during the third quarter of 2022. Lastly, we look forward to the anticipated Phase 3 data readout of TRITON3 in the second-line prostate cancer treatment setting for selected patients now expected early in the fourth quarter this year and ATHENA-COMBO in combination with Opdivo in the front-line ovarian cancer maintenance treatment setting in the first quarter of 2023.”

Second Quarter 2022 Financial Results

Clovis reported global net product revenues for Rubraca of $32.1 million for Q2 2022, which included US product revenues of $22.7 million and ex-US product revenues of $9.4 million. This represents a sequential 6% decrease over Q1 2022 and a 13% decrease year-over-year, compared to Q2 2021 net product revenues of $36.8 million, which included US net product revenues of $27.7 million and ex-US net product revenues of $9.1 million. The reduction in ovarian cancer diagnoses and fewer patient starts in the US in previous quarters as a result of COVID has continued to impact second-line maintenance treatment. While it does appear that ovarian cancer diagnoses are reverting to pre-COVID levels, the effect of this increase is almost wholly observed on front-line treatments and will not likely impact the second-line indications for several quarters. In addition, we believe that the adoption of PARP inhibitors in the front-line setting is impacting the use of PARP inhibitors in the second-line setting in the US.

Clovis reported net product revenue for Rubraca of $66.4 million for the six months ended June 30, 2022, which included US product revenue of $47.2 million and ex-U.S. product revenue of $19.2 million, compared to net product revenue for same period in 2021 of $74.9 million, which included US net product revenue of $59.4 million and ex-US net product revenue of $15.5 million.

Research and development expenses totaled $36.4 million for Q2 2022, down 20% compared to $45.8 million for the comparable period in 2021, due primarily to lower spending on Rubraca clinical trials. For the six months ended June 30, 2022, research and development expenses totaled $78.7 million, down 20% compared to $98.6 million for the comparable period in 2021.

Selling, general and administrative expenses totaled $32.6 million for Q2 2022, down 1% compared to $32.9 million for the comparable period in 2021. For the six months ended June 30, 2022, SG&A expenses totaled $61.8 million, down 2% compared to $62.9 million for the comparable period in 2021.

Included in Q2 2022 results is a one-time, non-cash adjustment of $9.7 million in other manufacturing costs related to the expected expiration of Rubraca currently in inventory. There were no such costs in Q2 2021.

Clovis reported a net loss for Q2 2022 of $71.3 million, or ($0.50) per share, compared to a net loss for Q2 2021 of $66.4 million, or ($0.61) per share. Net loss for Q2 2022 included share-based compensation expense of $5.4 million, compared to $7.4 million for the comparable period of 2021.

Clovis had $94.6 million in cash and cash equivalents as of June 30, 2022. As of June 30, 2022, the Company had drawn $165.2 million under the Sixth Street Partners, LLC (SSP) ATHENA clinical trial financing and had up to $9.8 million available to draw under the agreement to fund the expenses of the ATHENA trial.

Based on the Company’s current cash, cash equivalents and liquidity available under its ATHENA clinical financing agreement, together with current estimates for revenues generated by sales of Rubraca, the Company will need to raise additional capital in the near term in order to fund its operating plan and to continue as a going concern beyond February of 2023. The proposed reverse stock split of Clovis common stock, which would have had the effect of increasing the number of authorized but unissued and unreserved shares of common stock available for the Company to issue, was not approved at the Clovis 2022 Annual Meeting of Stockholders. Although approximately 58% of shares voted supported the proposal, the affirmative vote of holders of a majority of the issued and outstanding shares of common stock was necessary for this proposal to be approved. Without the approval of an increase in authorized shares of common stock, Clovis is not able to raise meaningful additional capital through public or private equity-based offerings. Therefore, the Company is currently exploring alternatives and strategies to increase the number of shares that would be available for issuance to permit greater flexibility in raising capital through equity financing transactions, including the offer and sale of super-voting mirrored preferred stock that have been utilized by peers in similar situations to support approval of such proposals where the existing votes of stockholders already indicate favorable support.

Clovis is actively exploring sources of funding other than equity financing transactions, including through entering into strategic partnerships or licensing arrangements for one or more of our products or product candidates. Clovis is currently in preliminary discussions related to partnering certain development and commercialization rights to FAP-2286, for which the Company seeks consideration such as an upfront payment and additional payments in the form of milestones, research and development support and royalties. However, Clovis cannot be certain that such efforts will result in a final agreement or that the timing and amounts of such payments, including contingent payments, would be sufficient to meet the Company’s liquidity needs in the absence of other sources of funding. In order to raise sufficient capital to fund the Company’s operating plan and to continue as going concern beyond February of 2023, the Company expects it would need to successfully complete some combination of the strategic initiatives and equity financing.

Net cash used in operating activities was $35.1 million for Q2 2022, down 25% from the $46.8 million reported in Q2 2021.

Cash burn in Q2 2022 was $26.4 million, down 21% from $33.4 million in Q2 2021, and down 46%, or $22.9 million from the $49.3 million of cash burn reported in Q1 2022. Cash burn for the first six months of 2022 was $75.6 million, down 7% from $81.5 million in the first six months of 2021.

Clovis Oncology Pipeline Highlights

Initial Phase 1 FAP-2286 LuMIERE Data Highlighted at SNMMI 2022 Annual Meeting

FAP-2286 is the first peptide-targeted radionuclide therapy (PTRT) and imaging agent targeting fibroblast activation protein (FAP) to enter clinical development and is the lead candidate in Clovis Oncology’s targeted radiotherapy (TRT) development program. The Phase 1 portion of the LuMIERE study, for which enrollment in the third of four planned dose cohorts is ongoing, is evaluating the safety of the FAP-targeting investigational therapeutic agent and will identify the recommended Phase 2 dose and schedule of lutetium-177 labeled FAP-2286 (177Lu-FAP-2286). FAP-2286 labeled with gallium-68 (68Ga-FAP-2286) is being used as an investigational imaging agent to identify patients with FAP-positive tumors appropriate for treatment in LuMIERE. Once the Phase 2 dose is determined, Phase 2 expansion cohorts are planned in multiple tumor types and are expected to initiate in the fourth quarter of 2022.

Initial FAP-2286 Phase 1 data from LuMIERE were presented in an oral session at the SNMMI 2022 Annual Meeting in June. Overall, in nine patients treated in the first two dose cohorts,177Lu-FAP-2286 demonstrated a manageable safety profile and early evidence of activity, with a confirmed RECIST partial response in one patient treated at the lowest dose in the trial.

Treatment-emergent adverse events (TEAEs) were found to be generally mild to moderate among the nine patients in the safety population receiving 3.7 or 5.55 GBq/dose of the investigational therapeutic agent 177Lu-FAP-2286.

Also, updated data from the UCSF investigator-initiated Phase 1 study of FAP-2286 labelled with gallium-68 (68Ga-FAP-2286) as a novel imaging agent to identify metastatic cancer in patients with solid tumors were presented at ASCO and SNMMI.

Updated LuMIERE data have been accepted as an oral presentation at the 2022 European Association of Nuclear Medicine (EANM) Annual Congress on October 17, 2022, in Barcelona, Spain.

Finally, in addition to investigating for therapeutic use FAP-2286 labeled with the beta particle-emitting lutetium-177, Clovis is also exploring FAP-2286 labeled with the alpha particle-emitting actinium-225 (Ac-225), and in June, Clovis entered a long-term supply agreement with NorthStar Medical Radioisotopes, LLC, for the therapeutic medical radioisotope, Ac-225. Under terms of the agreement, NorthStar will provide Clovis with its high purity non-carrier-added (n.c.a.) Ac-225.

For more information about FAP-2286, TRT, or Clovis’ TRT development program, click here.

ATHENA-MONO Data Presented at ASCO 2022 and published in the Journal of Clinical Oncology (JCO)

ATHENA is a double-blind, placebo-controlled, Phase 3 trial of rucaparib in front-line ovarian cancer maintenance treatment. It has two parts which are statistically independent. The results presented at ASCO are from the ATHENA-MONO part (rucaparib versus placebo).

The ATHENA-MONO trial met its primary endpoint, showing Rubraca monotherapy versus placebo improved progression-free survival (PFS) by investigator assessment in both populations in the primary efficacy analyses: HRD-positive and all patients randomized (ITT). Significant improvement in PFS by BICR assessment, a secondary endpoint of the study, was also observed in both the HRD-positive and ITT populations. A benefit in PFS was also seen in the exploratory subgroup of patients with HRD-negative tumors, those within the HRD-positive population with either BRCA mutant or BRCA wild type/loss of heterozygosity (LOH) high tumors and those with BRCA wild type disease whose LOH status could not be determined, with results similar for investigator- and BICR-assessment. The safety of Rubraca observed in ATHENA-MONO was consistent with both the current US and European labels.

For this indication, Clovis intends to submit a supplemental New Drug Application (sNDA) to the US Food and Drug Administration and a Type II variation to the European Medicines Agency (EMA) during the third quarter of 2022. The FDA has recommended that the Company wait for more mature overall survival data from ATHENA-MONO to submit the sNDA or, if it chooses to submit the sNDA prior to receiving more mature overall survival data, then the sNDA may need to be discussed at an Oncologic Drugs Advisory Committee (ODAC) meeting. In addition, the FDA will consider overall survival data from other rucaparib clinical trials when it reviews the ATHENA-MONO dataset. The Company believes that the encouraging PFS results, the primary endpoint of the study, are strongly supportive of an approval and of use in the front-line setting, and are grateful for the support of the clinical community familiar with the results. There can be no assurances regarding the timing or outcome of the FDA and EMA reviews of the submissions.

Rubraca is not currently approved in the front-line ovarian cancer maintenance treatment setting.

Two Remaining Rubraca Phase 3 Study Readouts Expected in Next Three Quarters

Top-line data from the ATHENA-COMBO portion of the ATHENA Phase 3 study in front-line maintenance treatment ovarian cancer setting evaluating Rubraca plus Opdivo® (nivolumab) versus Rubraca monotherapy are expected in the first quarter of 2023. The timing for the ATHENA-COMBO Phase 3 data readout is contingent upon the occurrence of the protocol-specified PFS events.

Top-line data from the TRITON3 trial, which is the confirmatory study for Rubraca’s approval in metastatic castration-resistant prostate cancer (mCRPC) as well as an opportunity for a potential second-line label expansion, are expected early in the fourth quarter of 2022. TRITON3 is a Phase 3 study evaluating Rubraca versus physician’s choice of chemotherapy or second-line androgen deprivation therapy in patients with mCRPC with BRCA or ATM mutations with a primary endpoint of radiologic PFS.

ATHENA and TRITON3 each provide the potential to reach larger patient populations in earlier lines of therapy for both ovarian and prostate cancers.

Conference Call Details

Clovis will hold a conference call this morning, August 8, at 8:30 am ET, to discuss Q2 2022 results and provide an update on the Company’s clinical development programs and regulatory and commercial outlook. The conference call will be simultaneously webcast on the Clovis Oncology website at clovisoncology.com, and archived for future review. Dial-in numbers for the conference call are as follows: US participants 888.440.4615, International participants 646.960.0682, conference ID: 2259685.

About FAP-2286

FAP-2286 is a clinical candidate under investigation as a peptide-targeted radionuclide therapy (PTRT) and imaging agent targeting fibroblast activation protein (FAP). FAP-2286 consists of two functional elements; a targeting peptide that binds to FAP and a site that can be used to attach radioactive isotopes for imaging and therapeutic use. High FAP expression has been shown in pancreatic ductal adenocarcinoma, salivary gland, mesothelioma, colon, bladder, sarcoma, squamous non-small cell lung, squamous head and neck cancers, and cancers of unknown primary. High FAP expression has been detected in both primary and metastatic tumor samples, independent of tumor stage or grade. Clovis holds US and global rights for FAP-2286 excluding Europe, Russia, Turkey, and Israel.

FAP-2286 is an unlicensed medical product.

About Targeted Radionuclide Therapy

Targeted radionuclide therapy is an emerging class of cancer therapeutics, which seeks to deliver radiation directly to the tumor while minimizing delivery of radiation to normal tissue. Targeted radionuclides are created by linking radioactive isotopes, also known as radionuclides, to targeting molecules (e.g., peptides, antibodies, small molecules) that can bind specifically to tumor cells or other cells in the tumor environment. Based on the radioactive isotope selected, the resulting agent can be used to image and/or treat certain types of cancer. Agents that can be adapted for both therapeutic and imaging use are known as “theranostics”. Clovis is developing a pipeline of novel, targeted radiotherapies for cancer treatment and imaging, including its lead candidate, FAP-2286, an investigational peptide-targeted radionuclide therapeutic (PTRT) and imaging agent, as well as three additional discovery-stage compounds.

About Rubraca (rucaparib)

Rubraca is an oral, small molecule inhibitor of PARP1, PARP2 and PARP3 being developed multiple tumor types, including ovarian and prostate cancers, as monotherapy and in combination with other anti-cancer agents. Exploratory studies in other tumor types are also underway. Clovis holds worldwide rights for Rubraca.

In the United States, Rubraca is approved for the maintenance treatment of adult patients with recurrent epithelial ovarian, fallopian tube, or primary peritoneal cancer who are in a complete or partial response to platinum-based chemotherapy. Additionally, Rubraca is approved in the US for the treatment of adult patients with a deleterious BRCA mutation (germline and/or somatic)-associated metastatic castration-resistant prostate cancer (mCRPC) who have been treated with androgen receptor-directed therapy and a taxane-based chemotherapy. Select patients for therapy based on an FDA-approved companion diagnostic for Rubraca. This indication is approved under accelerated approval based on objective response rate and duration of response. Continued approval for this indication may be contingent upon verification and description of clinical benefit in confirmatory trials. The TRITON3 clinical trial is expected to serve as the confirmatory study for the Rubraca accelerated approval in mCRPC.

In Europe, Rubraca is approved for the maintenance treatment of adults with platinum-sensitive relapsed high-grade epithelial ovarian, fallopian tube, or primary peritoneal cancer who are in response (complete or partial) to platinum-based chemotherapy. Rubraca is also approved in Europe for the treatment of adult patients with platinum sensitive, relapsed, or progressive, BRCA mutated (germline and/or somatic), high-grade epithelial ovarian, fallopian tube, or primary peritoneal cancer, who have been treated with two or more prior lines of platinum-based chemotherapy, and who are unable to tolerate further platinum-based chemotherapy.

Rubraca is an unlicensed medical product outside of the US and Europe.

About the ATHENA Clinical Trial

ATHENA (GOG 3020/ENGOT-ov45) (NCT03522246) is an international, randomized, double-blind, phase III trial consisting of two separate and fully independently powered study comparisons evaluating Rubraca monotherapy (ATHENA-MONO) and Rubraca in combination with nivolumab (ATHENA-COMBO) as maintenance treatment for patients with newly diagnosed advanced epithelial ovarian, fallopian tube, or primary peritoneal cancer. ATHENA enrolled approximately 1000 patients across 24 countries, all women with newly diagnosed ovarian cancer who responded to their front-line chemotherapy. The trial completed accrual in 2020 and was conducted in association with the Gynecologic Oncology Group (GOG) in the US and the European Network of Gynaecological Oncological Trial groups (ENGOT) in Europe. GOG and ENGOT are the two largest cooperative groups in the US and Europe dedicated to the treatment of gynecological cancers.

ATHENA-MONO is evaluating the benefit of Rubraca monotherapy versus placebo in 538 women in this patient population. The primary efficacy analysis evaluated two prospectively defined molecular sub-groups in a step-down manner: 1) HRD-positive (inclusive of BRCA mutant) tumors, and 2) the intent-to-treat population, or all patients treated in ATHENA-MONO.

The ATHENA-COMBO portion of the trial, anticipated to readout in Q1 2023, is evaluating the magnitude of benefit of adding Opdivo (nivolumab) to Rubraca monotherapy in the ovarian cancer front-line maintenance treatment setting. ATHENA-COMBO is anticipated to be the first Phase 3 dataset to readout evaluating the combination of a PARP inhibitor and an immune checkpoint inhibitor as maintenance treatment following completion and response to front-line chemotherapy.

About Clovis Oncology

Clovis Oncology, Inc. is a biopharmaceutical company focused on acquiring, developing, and commercializing innovative anti-cancer agents in the US, Europe, and additional international markets. Clovis Oncology targets development programs at specific subsets of cancer populations, and simultaneously develops, with partners, for those indications that require them, diagnostic tools intended to direct a compound in development to the population that is most likely to benefit from its use. Clovis Oncology is headquartered in Boulder, Colorado, with additional office locations in the US and Europe. Please visit www.clovisoncology.com for more information.

To the extent that statements contained in this press release are not descriptions of historical facts regarding Clovis Oncology, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Examples of forward-looking statements contained in this press release include, among others, statements regarding our future financial and operating performance, our need to raise additional capital to fund our operating plan and to continue as a going concern, our efforts to seek partners with respect to our products and product candidates, our business plans or prospects, our expectations regarding the impact of COVID-19 on our business operations and results, including future revenues, supply and distribution of our clinical trial supplies and commercial product supplies, our expectations regarding our ability to maintain the enrollment and conduct of our clinical trials and other development activities, expectations concerning future regulatory activities, expectations for submission of regulatory filings, our plans to present final or interim data on ongoing clinical trials, our plans to submit additional data to, or meet with, the FDA with respect to the status of or plans for ongoing or planned trials, the timing and pace of commencement of enrollment in and conduct of our clinical trials and the cost of certain trials, including those being considered, planned or conducted in collaboration with partners, our plans for commencement of additional planned trials, the potential results of such clinical trials and the potential for marketing authorizations for new indications, changes in drug supply timing and costs and other expenses and statements regarding our expectations of the supply of free drug distributed to eligible patients and our expectations regarding the funding that may be available to us under the agreement with Sixth Street Partners, LLC. Such forward-looking statements involve substantial risks and uncertainties that could cause our future results, performance, or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, factors that impact our ability to raise capital, which are outside of our control, including whether additional funding or partnering transactions will be available on acceptable terms, or at all, unpredictable market conditions and volatility in our stock price, our ability to generate positive data from our clinical studies, and the need for our stockholders to approve an amendment to our certificate of incorporation to increase the number of shares of common stock that we are authorized to issue; the impacts of the COVID-19 pandemic and disruption related to efforts to mitigate its spread on our business, results of operations or financial condition, including impacts on the vendors or distribution channels in our supply chain, impacts on our contract manufacturers’ ability to continue to manufacture our products, impacts on our ability to continue our development activities, impacts on the conduct of our clinical trials, including with respect to enrollment rates, availability of investigators and clinical trial sites or monitoring of data and impact on the ability and timing of our field personnel to conduct their activities with health care providers, the timing and extent of recovery from the impact of COVID-19, the uncertainties inherent in the effect our future revenues or expenses may have on our cash position, the market potential of our approved drug, including the performance of our sales and marketing efforts and the success of competing drugs and therapeutic approaches, changes in gross-to-net or free drug provided through our patient assistance program, the availability of reimbursement and insurance coverage, the performance of our third-party manufacturers, whether our clinical development programs for our drug candidates and those of our partners can be completed on time or at all, whether future study results will be consistent with study findings to date and whether future study results will support continued development or regulatory approval, the corresponding development pathways of our companion diagnostics, the timing of availability of data from our clinical trials and the results, the initiation, enrollment, timing and results of our planned clinical trials, the risk that final results of ongoing trials may differ from initial or interim results as a result of factors such as final results from a larger patient population may be different from initial or interim results from a smaller patient population, actions by the FDA, the EMA or other regulatory authorities regarding data required to support drug applications and whether to accept or approve drug applications that may be filed, their interpretations of our data and agreement with our regulatory approval strategies or components of our filings, including our clinical trial designs, conduct and methodologies, as well as their decisions regarding drug labeling, reimbursement and pricing, and other matters that could affect the development, approval, availability or commercial potential of our drug candidates or companion diagnostics. Clovis Oncology does not undertake to update or revise any forward-looking statements. A further description of risks and uncertainties can be found in Clovis Oncology’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K and its reports on Form 10-Q and Form 8-K.

CLOVIS ONCOLOGY, INC

CONSOLIDATED FINANCIAL RESULTS

(Unaudited, in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenues:
Product revenue	$32,143	$36,820	$66,390	$74,873

Operating expenses:
Cost of sales - product	7,872	8,294	15,942	16,562
Cost of sales - intangible asset amortization	1,343	1,343	2,686	2,686
Research and development	36,426	45,759	78,676	98,564
Selling, general and administrative	32,590	32,918	61,803	62,859
Acquired in-process research and development	—	2,204	—	2,204
Other operating expenses	13,293	3,884	17,023	7,591

Total expenses	91,524	94,402	176,130	190,466

Operating loss	(59,381)	(57,582)	(109,740)	(115,593)
Other income (expense):
Interest expense	(9,674)	(8,770)	(18,774)	(16,807)
Foreign currency loss	(2,489)	(206)	(3,468)	(752)
Other income	171	107	320	290

Other income (expense), net	(11,992)	(8,869)	(21,922)	(17,269)

Loss before income taxes	(71,373)	(66,451)	(131,662)	(132,862)
Income tax benefit	41	3	162	137

Net loss	$(71,332)	$(66,448)	$(131,500)	$(132,725)

Basic and diluted net loss per common share	$(0.50)	$(0.61)	$(0.93)	$(1.25)
Basic and diluted weighted-average common shares	144,036	108,481	141,137	106,375

CONSOLIDATED BALANCE SHEET DATA

(In thousands)

	June 30, 2022
	(Unaudited)	Dec 31, 2021
Cash and cash equivalents	$94,579	$143,428
Working capital	21,012	72,873
Total assets	392,856	472,833
Convertible senior notes	437,800	436,772
Common stock and additional paid-in capital	2,682,894	2,641,841
Total stockholders’ deficit	(367,695)	(278,840)

Other Data

(Unaudited, in thousands)

	Six Months Ended June 30,
	2022	2021
Net cash used in operating activities	$(93,622)	$(108,645)
Share Based Compensation Expense	$12,034	$11,401

RECONCILIATION OF NET CASH USED IN OPERATING ACTIVITIES TO CASH BURN

(Unaudited, in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net cash used in operating activities	$(35,127)	$(46,755)	$(93,622)	$(108,645)
Adjustments:
Proceeds from borrowings under financing agreement	8,760	13,351	17,981	27,154

Cash burn	$(26,367)	$(33,404)	$(75,641)	$(81,491)

Net cash used in investing activities	$(46)	$(36)	$(108)	$(154)
Net cash provided by financing activities	$9,144	$85,940	$47,001	$99,316

Three Months Ended March 31,
2022
Net cash used in operating activities	$(58,495)
Adjustments:
Proceeds from borrowings under financing agreement	9,221

Cash burn	$(49,274)

Net cash used in investing activities	$(62)
Net cash provided by financing activities	$37,857

To supplement our financial statements prepared in accordance with U. S. GAAP, we monitor and consider cash burn, which is a non-U.S. GAAP financial measure. This non-U.S. GAAP financial measure is not based on any standardized methodology prescribed by U.S. GAAP and is not necessarily comparable to similarly-titled measures presented by other companies. We define cash burn as net cash used in operating activities less proceeds from borrowings under financing agreement with Sixth Street specifically related to our Phase 3 ATHENA trial. We believe cash burn to be a liquidity measure that provides useful information to management and investors about the amount of cash consumed by the operations of the business including proceeds from borrowings under the Sixth Street financing agreement, which specifically offsets the costs of our ATHENA trial. A limitation of using this non-U.S. GAAP measure is that cash burn does not represent the total change in cash and cash equivalents for the period because it excludes all other cash provided by or used for other investing and financing activities. We account for this limitation by providing information about our investing and financing activities in the statements of cash flows in our financial statements and by presenting cash flows from investing and financing activities in our reconciliation of cash burn. In addition, it is important to note that other companies, including companies in our industry, may not use cash burn, may calculate cash burn in a different manner than we do or may use other financial measures to evaluate their performance, all of which could reduce the usefulness of cash burn as a comparative measure. Because of these limitations, cash burn should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with U.S. GAAP.

Contacts:

Breanna Burkart	Anna Sussman
(303) 625-5023	(303) 625-5022
bburkart@clovisoncology.com	asussman@clovisoncology.com

###